Exhibit 99.1
R&G FINANCIAL CORPORATION ANNOUNCES COMPLETION OF RESTATEMENT PROCESS
CLOSING OF SALE OF CROWN BANK SUBSIDIARY TO FIFTH THIRD BANCORP
AUTHORIZATION TO MAKE NOVEMBER DIVIDEND PAYMENTS ON ITS SERIES
OF PREFERRED STOCK AND TRUST PREFERRED SECURITIES
     San Juan, Puerto Rico, November 2, 2007 — R&G Financial Corporation, San Juan, Puerto Rico (the “Company” or “RGF”), a bank holding company with operations focused in Puerto Rico, today announced the completion of its restatement process, the closing of the previously announced sale of R-G Crown Bank FSB (“Crown”), and the receipt of authorization to make November dividend payments on its series of preferred stock and trust preferred securities.
Completion of Restatement Process
     The Company announced the completion of the restatement of its consolidated financial statements for the years 2002 through 2004 and the filing of its amended Annual Report on Form 10-K/A for the year ended December 31, 2004 (the “2004 10-K/A”) with the U.S. Securities and Exchange Commission. The 2004 10-K/A also discusses factors that have affected the Company’s results of operations and financial condition for periods subsequent to December 31, 2004 and financial, operational and legal difficulties currently affecting the Company. Rolando Rodríguez, the Company’s Chief Executive Officer, said, “The completion of the restatement represents a significant step forward for the Company. We continue to work diligently to become current in our financial reporting and to address the issues resulting from the restatement.”
Closing of Sale of Crown Bank Subsidiary to Fifth Third Bancorp
     On November 2, 2007, the Company completed the previously announced sale of all of the outstanding common stock of Crown, its Casselberry, Florida-based savings bank subsidiary, to Fifth Third Financial Corporation, a subsidiary of Fifth Third Bancorp (“Fifth Third”). In connection with the transaction, Fifth Third also assumed the approximately $50 million of outstanding trust preferred obligations of R&G Acquisition Holdings Corporation (“RAC”), a wholly-owned subsidiary of RGF and the direct parent of Crown. The cash proceeds received by RGF in connection with the closing was $258.75 million, $5.0 million of which will be held in a third party escrow account for one year to cover possible indemnification obligations, which because of certain adjustments taken pursuant to the provisions of the Stock Purchase Agreement dated May 20, 2007 among RGF, RAC, Crown and Fifth Third (the “Stock Purchase Agreement”), is less than the $288 million which was previously announced. In connection with the closing of the transactions contemplated by the Stock Purchase Agreement, Fifth Third also acquired from a company owned by Victor J. Galán, a director and the principal shareholder of RGF and its former Chairman of the Board and Chief Executive Officer, certain real property upon which Crown operated branch offices. Immediately following the closing of the transactions, RAC used a portion of the proceeds to redeem its $150 million of outstanding Series A preferred stock, and RGF repurchased all of the outstanding warrants to purchase 8.75 million shares of RGF common stock for nominal consideration.
Announces Authorization to Make November Dividend Payments on its Series of Preferred Stock and Trust Preferred Securities
     RGF also announced today that it has requested and received regulatory permission to pay its dividend obligations for November on its four outstanding series of preferred stock and on its trust preferred securities issues which have payments due in November and the preferred stock of RAC, from October 1 through November 2, 2007, at which time the RAC preferred stock was redeemed in full in connection with the acquisition of Crown by Fifth Third pursuant to the terms of the Stock Purchase Agreement. Regulatory approvals are necessary as a result of RGF’s previously-announced agreements with the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and Commissioner of Financial Institutions of the Commonwealth of Puerto Rico.